Exhibit 8.1

October 21, 2016

National Commerce Corporation

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Private Bancshares, Inc.

Three Piedmont Center

3565 Piedmont Road

Atlanta, Georgia 30305

RE: Merger of Private Bancshares, Inc. with and into National Commerce Corporation

Ladies and Gentlemen:

You have requested our opinion as to the material United States federal income tax consequences of the merger (the “Merger”) of Private Bancshares, Inc., a Georgia corporation (“PBI”), with and into National Commerce Corporation, a Delaware corporation (“NCC”), with NCC as the surviving entity, in accordance with the terms set forth in that certain Agreement and Plan of Merger made and entered into as of August 30, 2016 (the “Merger Agreement”). Specifically, you have requested us to opine that the Merger will constitute a “tax-free reorganization” within the meaning of section 368 of the Code.1

In rendering the opinions expressed below, we have examined the following documents (the “Documents”):

(a)	The Merger Agreement;

(b)	The Officer’s Tax Certificates of each of PBI and NCC that have been delivered to the undersigned and incorporated herein by reference;

(c)	The Proxy Statement-Prospectus of NCC and PBI related to the Merger; and

(d)	Such other documents and records as the undersigned has deemed necessary in order to enable the undersigned to render the opinions expressed below.

In rendering the opinions expressed below, we have assumed, without any independent investigation or verification of any kind, that all of the information as to factual matters contained in the Documents is true, correct, and complete. Any inaccuracy with respect to factual matters contained in the Documents or incompleteness in our understanding of the facts could alter the conclusions reached in this opinion.

1 All section references herein are to the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations promulgated thereunder (the “Regulations”).

National Commerce Corporation

Private Bancshares, Inc.

October 21, 2016

In addition, for purposes of rendering the opinions expressed below, we have assumed, with your permission, that (i) all signatures on all Documents reviewed by us are genuine, (ii) all Documents submitted to us as originals are true and correct, (iii) all Documents submitted to us as copies are true and correct copies of the originals thereof, (iv) each natural person signing any Document reviewed by us had the legal capacity to do so, and (v) the Merger and the transactions contemplated in the Merger Agreement will be effected in accordance with the terms thereof.

LAW

A.                 Statutory Requirements of “A” Reorganization

Section 368(a)(1) of the Code defines “reorganization” to include several different types of transactions. An “A” Reorganization is defined as a “statutory merger or consolidation.”2  The Regulations generally provide that a statutory merger or consolidation is a transaction effected pursuant to a statute in which, as a result of the operation of such statute, all of the assets and liabilities of the transferor combining unit (i.e., the target corporation) become the assets and liabilities of one or more members of the transferee combining unit (i.e., the acquiring corporation and its subsidiaries), and the target corporation ceases its separate legal existence.3

B.                 Applicable Judicial Doctrines

In addition to the statutory requirements discussed above, three judicial doctrines must be satisfied to qualify for income non-recognition treatment under Section 368(a): (i) continuity of interest (“COI”), (ii) business purpose, and (iii) continuity of business enterprise (“COBE”). COI requires a substantial part of the value of the proprietary interests in the target corporation to be preserved in the reorganization.4 In general, COI exists if the target’s stockholders receive consideration for their target stock that is at least 40% equity by value.5 The business purpose doctrine requires the reorganization to be in furtherance of a bona fide business purpose other than the avoidance of tax.6  COBE exists if the acquiring corporation either (a) continues the target’s historic business or (b) uses a significant portion of the target’s historic business assets in a business after the reorganization.’’7  The fact that the acquiring corporation is in the same line of business as the target corporation tends to establish COBE, but is not alone sufficient.8

2 Code § 368(a)(1)(A).

3 Treas. Reg. § 1.368-2(b)(1)(ii).

4 Treas. Reg. § 1.368-1(e).

5 See Treas. Reg. § 1.368-1(e)(2)(v), Ex. 1.

6 See, e.g., Treas. Reg. § 1.368-2(g) (tax-free reorganization “must be undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization”). See also Gregory v. Helvering, 293 U.S. 465 (1935).

7 Treas. Reg. § 1.368-1(d)(1). The target’s historic business is the business it has conducted most recently, and the historic business assets are the assets used in target’s historic business. Treas. Reg. § 1.368-1(d)(2).

8 Treas. Reg. § 1.368-1(d)(2)(i).

National Commerce Corporation

Private Bancshares, Inc.

October 21, 2016

C.                 Tax Consequences of Reorganization

Reorganizations are subject to special tax treatment under the Code. The target corporation that transfers its assets to an acquiring corporation recognizes neither gain nor loss if, pursuant to a plan of reorganization, the target corporation receives stock or securities of another corporation that is also a party to the reorganization.9  Likewise, the acquiring corporation will not recognize any gain or loss upon the issuance of its stock in exchange for the target’s properties.10  The acquiring corporation’s basis in the assets transferred from the target will be equal to the target corporation’s basis in the transferred assets, increased by the amount of gain recognized by the target corporation on such transfer, if any.11 The target corporation’s tax attributes generally carry over to the acquiring corporation.12  Stockholders of the target corporation who, pursuant to a plan of reorganization, exchange their stock or securities for stock or securities of another corporation that is a party to the reorganization recognize no loss and generally recognize gain only to the extent that other property is received.13  Each of the target corporation’s former stockholder’s basis in the stock received by such stockholder from the acquiring corporation will be equal to the basis in the target corporation stock surrendered by such stockholder, decreased by the amount of cash or other property received by such stockholder, and increased by the amount of gain recognized by such stockholder.14

OPINION

Based upon the foregoing, it is our opinion that the Merger will constitute a reorganization within the meaning of Code Section 368(a)(1)(A) to which PBI and NCC are parties. Accordingly, it is our opinion that:

9 See Code §§ 357, 361. A “party to a reorganization” includes (i) a corporation resulting from a reorganization, and (ii) both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. Code § 368(b).

10 Code § 1032(a).

11 Code § 362(b).

12 Code § 381(a).

13 See Code §§ 354, 356.

14 Code § 358(a).

National Commerce Corporation

Private Bancshares, Inc.

October 21, 2016

a.

No gain or loss will be recognized for federal income tax purposes by a PBI shareholder upon the exchange of shares of PBI common stock solely for shares of NCC common stock in the Merger, other than gain, if any, recognized with respect to the cash received by such shareholder in lieu of the issuance of a fractional share of NCC common stock, which will be taxed in the manner described in paragraph c. below.[15]

b.

A PBI shareholder receiving only cash in exchange for his or her PBI common stock in the Merger, whether as a result of the receipt of cash under the terms of the Merger Agreement, a decision by such shareholder to exercise his or her statutory right to dissent in connection with the Merger, or otherwise, generally will recognize gain or loss equal to the difference between the amount of cash so received and the basis in such PBI shareholder’s PBI common stock surrendered in the Merger. Any gain recognized by such PBI shareholder generally will be long-term capital gain if the PBI shareholder’s holding period with respect to the PBI common stock surrendered in the Merger is more than one year.[16]

c.

Cash, if any, received in the Merger by a PBI shareholder in lieu of fractional shares will be treated for federal income tax purposes as if the fractional shares of NCC common stock were distributed to the PBI shareholder and then redeemed by NCC. The cash payments, will be treated as having been received by the PBI shareholder as a distribution in exchange for the fractional shares of NCC common stock redeemed.[17]

d.

The basis of the NCC common stock, not including any basis allocable to any fractional share of NCC common stock that is treated as issued in the Merger and immediately redeemed, that is received by a PBI shareholder in the Merger will equal such PBI shareholder’s basis in the PBI common stock surrendered therefor.[18]

e.

The holding period of the NCC common stock received by a PBI shareholder in the Merger will include the period during which such PBI shareholder held the PBI common stock surrendered therefor, provided the PBI common stock was a capital asset in the hands of PBI such shareholder at the time of the Merger.[19]

f.	No gain or loss will be recognized by NCC or PBI as a consequence of the Merger.[20]

15 Code §§ 354, 356.

16 Code §§ 1001, 1221-1223.

17 Code § 302(a); Rev. Rul. 66-365, 1966-2 C.B. 116.

18 Code § 358(a)(1).

19 Code § 1223(1).

20 Code § 361(a).

National Commerce Corporation

Private Bancshares, Inc.

October 21, 2016

g.

In the event that a PBI shareholder receives a combination of cash (not including cash received in lieu of the issuance of a fractional share of NCC common stock) and NCC common stock in exchange for PBI common stock in the Merger, such PBI shareholder will generally recognize gain (but not loss) in an amount equal to the lesser of: (i) the excess, if any, of (a) the sum of the amount of cash treated as received by such BPI Shareholder in exchange for PBI common stock in the Merger (excluding cash received in lieu of a fractional share of NCC common stock) plus the fair market value of NCC common stock (including the fair market value of any fractional share of NCC common stock) received by such PBI shareholder in the Merger, over (b) such PBI shareholder’s adjusted tax basis in the shares of PBI common stock exchanged by such BPI shareholder in the Merger, or (ii) the amount of cash (excluding cash received in lieu of a fractional share of NCC common stock) received by such BPI Shareholder in the Merger.[21] Any taxable gain to a PBI shareholder on the exchange of PBI common stock in the Merger generally will be treated as capital gain (either long-term or short-term capital gain depending on whether such PBI shareholder has held such PBI common stock prior to the exchange for more than one (1) year in the case of long-term capital gain or one (1) year or less in the case of short-term capital gain).[22]

 In the event that a PBI shareholder has shares of PBI common stock exchanged in the Merger that were acquired at different times or with differing tax bases, the above determinations will need to be made separately with respect to each such share (or block of shares) of PBI common stock exchanged by such PBI shareholder in the Merger.

Our opinions are based upon the existing provisions of the Code, the Regulations issued or proposed thereunder, published Revenue Rulings, and releases of the Internal Revenue Service, all as in effect as of the date hereof. Any change in applicable law which could be retroactive in application, could modify the legal conclusions upon which our opinions are based.

In addition, this opinion does not address any tax considerations under foreign, state, or local laws, or the tax considerations to certain PBI shareholders in light of their particular circumstances, including PBI shareholders who acquired their shares of PBI common stock pursuant to the exercise of PBI options or otherwise as compensation.

This opinion letter may not be used, circulated, quoted, published, or otherwise referred to for any purpose without our prior express written consent. Our opinions are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein.

We hereby consent to the filing of the opinion as an exhibit to NCC’s Registration Statement on Form S-4 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Form S-4 under the caption “Material United States Income Tax Consequences of the Merger” and “Legal Matters.”

21 Code § 356.

22 Code §§ 1221, 1222.

Very truly yours,

/s/ Maynard, Cooper & Gale, P.C.

5